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                                                                    EXHIBIT 99.1

EPOCH BIOSCIENCES, INC.
FOURTH QUARTER AND YEAR END RESULTS
FEBRUARY 26TH, 2004


OPERATOR: Good morning ladies and gentlemen, and welcome to the Epoch Biosciences Fourth Quarter and Year End conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over to Dr. William Gerber, Chief Executive Officer of Epoch Biosciences. Sir, the floor is yours.

DR. WILLIAM GERBER: Thank you Operator, and welcome everyone to the Epoch Biosciences conference call. This morning before the market opened, we released our financial results for the fourth quarter and full year 2003. During this call, we'll discuss our financial performance and other developments at Epoch during the fourth quarter and prior fiscal year, and more importantly, our strategic and operational priorities for 2004.

                        You're reminded that today's discussion includes certain forward-looking statements about the Company's future financial performance and other business prospects that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially are included in the Company's Form 10-K, and other reports on file with the Securities and Exchange Commission. We encourage you to review these documents carefully. Further, these forward-looking statements speak only as of today's date, and Epoch undertakes no responsibility to publicly release the results of any revision to these forward-looking statements.

                        In 2003, we focussed on creating new market opportunities for Epoch products and technologies. We expanded our research franchise during the year through our global partnership with QIAGEN that focussed on our MGB Eclipse technology and software. More significantly, we boosted our competitive position by introducing a premium product, MGB Eclipse by Design, and signing up large customers like Millennium Pharmaceuticals and the National Cancer Institute.

                        During the year, we laid the groundwork for our diagnostic market entry, through the development of a broad portfolio of Analyte-Specific Reagents for infectious and inherited diseases and began discussions that resulted in our diagnostics agreement with Celera Diagnostics in January, 2004. Through global licensing agreements we took our technology in to the food processing and environmental testing markets, through pacts with BioControl Systems and Applied Biosystems Group respectively.

                        We believe that our products have achieved a level of validation, recognition, and market acceptance that presents us with new strategic options. Our recently completed private placement for gross proceeds of approximately $6.2 million dollars was initiated to allow Epoch to address these opportunities. I'll speak about our new strategies after our CFO, Bert Hogue, has reviewed the details of our 2003 financial performance. I'll now turn the call over to Bert.
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BERT HOGUE: Thanks Bill, and good morning. Our fourth quarter and full year financial results released this morning were in line with previously provided guidance. Before I analyze the details of our '03 financial results, let me remind you that quarterly comparisons to the fourth quarter of 2002, and year-over-year comparisons of 2003 against 2002, are difficult due to a number of events, including the following:

                        One, the sale of our non-proprietary Oligo business in San Diego in May, 2003, resulting in a $2.8 dollar accounting loss on the transaction, and the elimination of revenues, cost of sales, and other operating expenses from our results during the latter half of 2003.

                        Two, the restructuring of our license and supply agreement with Applied Biosystems in late 2002, which had two primary effects.

                        A) revenues that were classified as product sales through the third quarter of 2002 are, beginning in the fourth quarter of 2002, now classified as royalties; and

                        B) recognition of two royalty payments as income in the fourth quarter of 2002, the final annual minimum payment and the new quarterly minimum amount, which resulted in unusually high revenues and profitability for that quarter.

                        Three, termination of a license agreement in the fourth quarter of 2003, and recognition of a 425,000 dollar non-cash expense as a result.

                        And lastly, recognition of lower incentive compensation expense during 2003, amounting to approximately 480,000 dollars year-over-year.

                        As a result of these events, I'll refer to several non-GAAP measurements of revenues and other operating results. Along that line, I direct your attention to the end of this morning's press release, in which those non-GAAP measurements are displayed. Further, I'll focus my comments more on sequential quarter-over-quarter changes than year-over-year changes. I'll first review the fourth quarter results, then briefly touch on year-over-year results.

                        During the fourth quarter, total revenues decreased to $2 million dollars from $3.8 million in the comparable period in 2002, for three primary reasons. One, lower royalties due to the recognition of two royalty payments from ABI in the fourth quarter of 2002 as previously mentioned. Two, lower product sales due to the sale of the San Diego operation. And three, lower product sales due to the elimination of Amersham revenues in Q4, 2002 resulting from their one-time inventory build of MGB Eclipse catalogue assays.

                        Offsetting these decreases were increases in direct sales of MGB Eclipse to end users, and shipments of chemical intermediates to corporate partners. Sequentially, total revenue in the fourth quarter was basically flat compared to the third quarter as higher MGB Eclipse sales to end users and higher royalties were offset by lower shipments of chemical intermediates. These fluctuations were expected, and were part of our guidance to you last quarter.

                        Product sales of 618,000 dollars this quarter were down slightly from 690,000 dollars in the third quarter of 2003. Increased sales of our MGB Eclipse by Design product to our direct customers, principally to Millennium Pharmaceuticals pursuant to the supply agreement announced in October, were offset by a decrease in chemical intermediate shipments, principally to ABI.


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                        During the quarter, license fees and royalties increased
to 1.3 million dollars from 1.2 million in the third quarter, and decreased from two million dollars recognized in the fourth quarter of 2002 as a result of the restructuring of our agreement with ABI. The sequential quarterly increase is due to higher minimum royalty payments and higher end user sales of our partner's products that incorporate our technology, including initial royalties from QIAGEN's QuantiTect catalogue products.

                        Contract research revenues of 100,000 dollars were flat compared to the third quarter, and decreased from 350,000 dollars in the fourth quarter of 2002 as a result of the elimination of Amersham funding recognized last year. Contract revenues recognized in the current quarter originated from an SBIR phase one grant that expired at the end of calendar '03.

                        Total operating expenses for the fourth quarter were 2.5 million dollars. Excluding the license termination charge, operating expenses in the fourth quarter were about two million dollars, down from 2.3 million in the third quarter of 2003. In the fourth quarter, cost of product sales decreased to 353,000 dollars, or 57 percent of product sales, from 463,000 dollars or 67 percent of product sales in Q3. Improvement in our gross margin on product sales this quarter was due to a more favorable product mix, specifically higher sales of MGB Eclipse and other products to our new customers, and lower chemical intermediate shipments to ABI.

                        Research and development expenses decreased to 826,000 dollars from 952,000 dollars last quarter due to higher allocations of R&D resources to cost of sales to support our MGB Eclipse by Design product sales, and lower incentive compensation in intellectual property expenses.

                        Selling, general, and administrative expenses decreased to about nine percent from the third quarter to 851,000 dollars in the current quarter due to lower incentive compensation expenses, partially offset by modestly higher marketing costs associated with our diagnostics initiatives.

                        In the fourth quarter of 2003, we terminated a license agreement related to MGB technology after the relevant patent was re-examined by the US Patent Office, and the scope of claims was narrowed such that they do not apply to our current or future products. As a result of the termination, we recognize a 425,000 dollar non-cash expense during the fourth quarter, representing the remaining book value of the consideration originally paid for the license. Terminating this agreement eliminates future payment of royalties that were required by the license. Obviously, we don't feel terminating this license at all weakens our intellectual property estate surrounding our core technologies.

                        As a result, our net loss for the quarter, exclusive of the license termination charge, was 2,000 dollars compared to net income of 64,000 dollars a year ago, and net loss of 332,000 dollars in the third quarter of 2003. However, to conclude that we've basically broke even in the fourth quarter without the license write-off wouldn't be representative of true results. Absent the license charge and the impact of lower incentive compensation costs in the fourth quarter, our net loss would have been comparable to that in the third quarter, roughly 300,000 dollars.

                        For the full year now, revenues decreased from 11.2 million dollars in 2002 to 8.9 million in 2003, consistent with the guidance we provided in August. Excluding


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revenues from our San Diego operations, total revenues decreased about six percent. Again, excluding the impact of San Diego, product revenues decreased from 4.4 million dollars in 2002 to 2.3 million dollars in 2003 for three reasons that I previously mentioned. One, the re-characterization of 1.2 million dollars of ABI revenues from product sales to royalties. Two, a decrease in chemical intermediate shipments to ABI of 900,000 dollars. And finally, three, lower product sales due to the elimination of Amersham's one-time inventory build of MGB Eclipse catalogue assays in Q4 of 2002 of about 900,000 dollars.

                        Offsetting these decreases were more positive and sustainable trends, including establishing The National Cancer Institute and Millennium Pharmaceuticals as the first key accounts for our MGB Eclipse by Design product.

                        License fees and royalties increased significantly from
2.7 million dollars in 2002 to 5.2 million in 2003 as a result of increased minimum royalties from ABI and Third Wave Technologies, and new revenues, albeit modest, from our new partners QIAGEN and BioControl.

                        Lastly, contract research decreased from 1.9 million dollars in 2002 to 900,000 dollars in 2003 due to the expiration and suspension of research contracts with ABI and Third Wave respectively.

                        Excluding the loss of our San Diego operations of 2.8 million dollars, and the license termination expense in Q4, our net loss was 1.5 million dollars, or five cents per share in 2003, a substantial improvement from our net loss of 3.2 million dollars, or 13 cents a share, in 2002.

                        At December 31, 2003, we had 4.4 million dollars of unrestricted cash and cash equivalents, down just slightly from the September 30th, 2003 balance. The private equity financing closed earlier this week provides approximately 5.7 million dollars in net proceeds to further enable our commercialization strategies. Bill?

DR. WILLIAM GERBER: Thank you Bert. Over the past four years, Epoch has undergone a transformation. We have matured from a company that licenses technology to a product company. We're transitioning from making our research products available to customers to distributors, to selling them to our own sales force, and we're moving aggressively into the diagnostic market where we'll sell our products directly to clinical labs. I think a brief historical overview is instructive.

                        In late '99, we licensed our MGB technology to Applied Biosystems for use with their TaqMan probe system in the research market. Today, our technology is embedded in over 150,000 products that ABI sells as part of its SDS business, which is one of its most rapidly growing product lines. In 2000, we licensed our Dark Quencher and fluorescent dyes to Third Wave Technologies for use in its Invader assay. Third Wave recently announced annual sales in 2003 of over 36 million dollars.

                        We introduced our MGB Eclipse Probe System in late 2001, with the first version of our online software that allows researchers to rapidly design and order assays for genetic analysis. In 2002, we signed up Amersham Biosciences and QIAGEN to distribute our MGB Eclipse system to the research community worldwide.


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                        2003 was a very eventful year, and it's fair to say one
that produced mixed results for the company. Some of its highlights included termination of our distribution agreement with Amersham due to disappointing performance on their part, the sale of our San Diego operation, which produced non-proprietary products and was losing money. We secured the first major customers for our premium MGB Eclipse by Design product, the NCI's SNIP 500 Human Cancer Genome Anatomy project, and Millennium Pharmaceuticals.

                        We developed and listed with the FDA 17 diagnostic products under its Analyte-Specific Reagent regulations, and we licensed our technology to Applied Biosystems for use in the environmental testing field, and to BioControl Systems in the food-testing arena.

                        The takeaway lessons from 2003 are clear. We cannot rely on other companies for our success. The traction we gained in the research market in 2003 was due to our own efforts to sell the MGB Eclipse by Design product and not to our distributors. And, we need to stay focussed on our areas of specific confidence, addressing the needs of researchers, patients, and physicians with our proprietary technologies and products.

                        Today I want to focus on our plans to invest in our future by building our marketing and sales infrastructure to address the opportunities we've identified in the research and diagnostics market.

                        Let's look at the research market first. We remain enthusiastic about growing sales of our MGB Eclipse by Design product. Major pharmaceutical and biopharmaceutical companies are increasingly focusing on activities that lie in their areas of core competence, and they're outsourcing activities that do not. They want to be involved in drug discovery and development, and to import technologies and services that assist that activity. Epoch offers these customers pre-validated MGB Eclipse assays that we design to target what they specify. They then plug these assays into their workflow, and spend their time generating data rather than developing assays. Many of these companies have core labs that do high volume screening. We estimate there are no more than 50 target accounts in the US, many of which can generate revenues of over half a million dollars a year. It's a technical sale, and a long sales cycle, but we're uniquely able to make the sale.

                        If I can rephrase Bert's analysis, excluding the impact of the sale of the San Diego operation, and Amersham's inventory build in late 2002, product revenues grew in 2003 despite a 900,000-dollar drop in our shipments of chemical intermediates. This was despite Amersham's disappointing performance in 2003, and frankly, despite delays in QIAGEN's launch of their QuantiTect product, which incorporates our MGB Eclipse probes.

                        When we made the decision to address the research market through these distributors, we cut back on our own direct marketing and sales efforts. So the growth in MGB Eclipse sales in 2003 was accomplished with a marketing and sales spend of under 600,000 dollars. Much of that growth is due to sales of our MGB Eclipse by Design product. However, we are not going to take advantage of this opportunity without expanding our marketing and sales organization. By focusing on 50 key accounts, we believe we can adequately address the market in the US with a sales force of four to six people. We intend to ramp up to that level by the end of the year.

                        We also need to increase our marketing spend in order to increase awareness of the product and the availability of our


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online software among researchers. And our efforts won't stop there. We're implementing a plan to introduce the product to key accounts in Europe, and we will continue to work with QIAGEN to support sales of their QuantiTect product.

                        On the diagnostics side, we are very excited by our progress towards entering the diagnostic market in 2004. We've reviewed the FDA's Analyte-specific reagent regulations with you previously. Briefly, they allow a small company like Epoch to address the needs of clinical laboratories for highly sensitive and specific reagents that they use to develop assays to identify infectious agents and genetic conditions. We've moved forward aggressively to take advantage of this opportunity. We've registered our company with the FDA under the ASR regulations, and have listed 17 ASRs with the agency.

                        We've hired a Director of Quality Assurance, Debra Huston, who is most recently responsible for quality assurance at Sterling Diagnostic Imaging, which was acquired by AGFA Medical Products. Prior to that, she was Global Director of Quality Assurance for DuPont Medical Products. Under Debra's leadership, we've become compliant with the FDA's current good manufacturing practices standards, and have completed our first manufacturing run.

                        We plan to sell directly to the clinical lab market. We've hired Steve Owings as our Director of Business Development and Diagnostics. Prior to joining Epoch, Steve managed Sales, Marketing, and Reimbursement for Visible Genetics, a diagnostic company that was acquired by Bayer in 2002. Prior to that, he was responsible for sales of the PCR product line for Roche in the US. Steve is spearheading our effort to establish collaborations with major clinical laboratories to prioritize and validate our ASRs. We're excited about the response so far, and expect to have some interesting news flow on this front in the near future.

                        Epoch will initially focus on infectious disease testing, and will also develop reagents to help diagnose cancer and inherited diseases. Some of our early viral targets include human herpes virus, influenza, and the respiratory syncytial virus, which causes a lot of upper respiratory infections in youngsters. In inherited disease, products will include ASRs to analyze the Factor 2 Prothrombin, Factor 5 Leiden, and MTHFR gene where genetic changes can predispose an individual to an increased risk of blood clots and related cardiovascular diseases. In cancer, we'll release a test to identify the BCR able translocation, a genetic defect in white blood cells, which causes many leukemias, and a test which is used to monitor a patient's response to Gleevec.

                        We're designing these ASRs so that they're compatible with the instruments, reagents, and work flow that our customers already have in place. And, once the lab has developed its protocol for one of our ASRs, it can apply that same protocol to any other ASR on our menu.

                        The targets that we're focussing on represent a worldwide market in excess of 125 million dollars, with the US representing half the market. We intend to launch 20 ASRs by June 30th, and will have considerably more on the market by the end of the year. The clinical lab market place is well defined. There are fewer than 200 labs in the US that do a significant volume of specialized testing. We believe that we can address this market with a relatively small sales force of four to six individuals.

                        Our current revenue projection from sales of diagnostics are conservative, and do not include significant revenues from diagnostic sales in 2004. We anticipate


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ending the year with a clinical diagnostic sales team of two individuals.
However, we will monitor activities closely, and will move quickly to build the sales force if it appears that we can penetrate the market more quickly with more feet on the street.

                        Sales of reagents and chips for genetic analysis worldwide are in excess of one billion dollars. The bulk of these sales involve reagents and chips to detect genotype and measure blood levels of the Human Immunodeficiency Virus or HIV, and Hepatitis C Virus or HCV. Due to the limited availability and the cost of licenses to patents covering these agents, Epoch will not participate directly in this segment of the market. However, we can participate indirectly by licensing our technology to companies that are active in HIV and HCV diagnostics. We recently announced that we granted a license to Celera Diagnostics to incorporate our MGB technology and Eclipse Dark Quencher technology into products for selected infectious diseases. We hope to have further announcement along this line.

                        So we have two opportunities that we believe are well worth investing in this year, sales of our MGB Eclipse by Design product to researchers and core labs at major pharmaceutical and biopharmaceutical companies, and sales of our ASR products to specialized clinical labs.

                        We announced on Tuesday that we raised 6.2 million in a pipe transaction. Based on the stock's performance that day, some investors apparently wondered why we did that when we have over four million in the bank, and when we've indicated that our plan is to become profitable by the end of 2004. The answer is simple. We cannot save our way to being a successful company. We developed an initial budget for the year that allowed us to project profitability in the fourth quarter. That budget included increasing our marketing and sales spend from half a million dollars or so last year to about a million and a half this year. We don't believe that this level of spending will maximize our ability to address the opportunities that present themselves. We anticipate that the figure will be in the range of two million to two and a half million dollars of spending on marketing and sales. We raised the money so that concerns about our cash position would not deter us from investing in our future or prevent us from acquiring assets that can accelerate our growth.

                        In our judgement, 2004 is a pivotal year for Epoch, when we can lay a solid foundation for revenue growth going forward. We intend to make the necessary investments in our marketing and sales infrastructure to allow us to do that. As I've indicated, these investments are not very large, but they will likely delay profitability until 2005. We believe that the trade-off between delaying profitability and accelerating our revenue growth in subsequent years is well worth it. It's time for Epoch to take control of its own products and to maximize their potential for our investors.

                        Now Bert will discuss what 2004 looks like given this new initiative.

BERT HOGUE: Let me set the stage a bit prior to getting into the specific 2004 expectations. Epoch has a practice of setting realistic financial targets with our shareholders and other constituents, then meeting or exceeding those expectations. We project our financial performance based on events that we have a high degree of confidence will occur. We are going to continue that practice this year.


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                        With that as background, the numbers that we will
share with you today represent our current 2004 base-operating model. They are based on events that we are quite confident will occur, and do not include significant upsides about which we are uncertain. Our budget includes a defendable and reasonable increase in product sales as a result of further customer acquisitions in the research field and initial sales of ASRs to clinical labs, but does not include significant revenues from licensing or other deals not yet executed.

                        As I discussed in my earlier comments on our historical results, comparison of 2003 to 2002 were complicated by the restructuring of the ABI agreement, the sale of the San Diego operations, and the like. That's also the case as we head in to 2004.

                        To facilitate the forward comparison, let me distill 2003 revenues into those sources that will contribute to revenue growth in 2004. Let's start with 2003 total revenues of 8.9 million dollars, and subtract non-recurring Amersham revenues recognized during the first half of 2003 of about a million dollars. Subtract San Diego's 2003 revenues of 450,000 dollars, and subtract contract research revenues recognized from expired grants and other sources of 440,000 dollars. That arithmetic results in base or recurring 2003 revenues of roughly seven million dollars.

                        As of today, our 2004 operating model includes revenues of between ten and 11 million dollars, up 40 to 50 percent from the seven million dollars of base 2003 revenues that I just calculated for you. We currently see product revenues of 3.5 to four million dollars, up from 2.3 million in 2003 when excluding San Diego. Most of that increase is due to higher direct sales of MGB Eclipse and MGB Eclipse by Design products to the research field, driven by our expanding sales and marketing investments. We are anticipating diagnostic revenues to begin mid-year and ramp throughout the year. Revenues from our QIAGEN licensee and distribution deal are expected to increase modestly, offset by lower intermediate revenues.

                        Our base operating model projects license fees and royalties to increase to about six million dollars in 2004, up from 4.7 million in 2003 when excluding Amersham. This increase is due to higher royalties from all partners, principally ABI, Third Wave and QIAGEN. We are currently projecting no revenues from licensing deals not yet finalized.

                        Contract research revenues are expected to be between 250 and 500,000 dollars this year, roughly flat compared to 2003 when excluding Amersham. We have no active grants or collaborations generating revenue at this time. We have submitted multiple grant applications for evaluation and are in discussions with potential commercial partners about arrangements that could include funded research programs.

                        Due to the expiration of the SBIR Phase I grant in December 2003, and the Incyte Supply Agreement in March 2004, revenue growth, and particularly growth in product sales, is expected to be back-end loaded this year, with sharp growth expected in the second half of the year.

                        As for operating expenses, cost of product sales will be roughly the same as in 2003 in absolute dollars. Cost as a percentage of product sales in the first half of the year are expected to be higher than the 57 percent in Q4 due to increased CGMP and differences in product mix. We expect our gross margins on product sales to increase gradually throughout the year as we increase volume and introduce higher margin diagnostic products. For the year, we expect our cost of product sales to be in the range of 60 to 65 percent of product sales, and to be down near 50


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percent by the end of the year. I should warn that these ranges are highly dependent on increasing product sales to achieve better economies of scale and on product mix.

                        Research and development costs, net of allocations to cost of sales, are expected to be about ten percent lower in 2004 than in 2003. Sales and marketing spend is currently budgeted at two million dollars. However, as Bill mentioned, that number is somewhat fluid, and may move higher as we refine our strategies and tactics. The increased spend includes additional sales headcount, that Bill mentioned, plus targeted marketing programs aimed at reaching the buyers in both the research and diagnostic fields. General and administrative costs, exclusive of sales and marketing, are expected to increase in the range of ten to 15 percent.

                        As you can see, our allocation of resources in 2004 is consistent with our focus on driving revenue growth of existing products, and continuing to control costs that aren't directly related to selling, delivering, and licensing our products and technologies. In other words, we're putting our money where our mouth is.

                        At those revenue and expense levels, we expect a net loss for the year of between 1.5 and 2.5 million dollars. If sales and marketing spend increases significantly over two million, our net loss may increase as well. You should see improvement through the quarters as our sales and marketing investments generate increasing product revenues, particularly in the second half. We are not currently projecting profitability in the latter half of the year.

                        However, we will exit the year a company heading towards profitability, with product sales in the research field on an annualized rate of around five million dollars, a growing list of customers for our diagnostic products, a portfolio of technology licenses generating over six million dollars in license fees and royalties, and a company with a strong balance sheet with roughly eight million dollars in cash.

                        For the current quarter, the first quarter of 2004, we expect revenues of between 1.8 and two million dollars, slightly lower than the fourth quarter due to reduced contract research revenue. Compared to the fourth quarter, product sales will be slightly lower due to lower shipments to QIAGEN and of chemical intermediates. License fees and royalties will increase this quarter due to higher minimums and modest contributions from new partners. We do not anticipate recognizing any contract research revenues this quarter. Operating expenses will be modestly higher across the board compared to fourth quarter 2003 due to higher personnel expenses. Sales and marketing costs will increase sharply as we begin to implement our direct sales and marketing initiatives.

                        As a result of the decrease in revenues, and the strategically important increase in sales and marketing spend, our net loss this quarter is expected to be between 400 and 600,000 dollars. But more importantly, we've begun implementing sales and marketing tactics that will drive revenue momentum as we move through 2004 and beyond.

                        I'll now turn it back to Bill for some remarks about things to look for in the coming year.

DR. WILLIAM GERBER: Thanks Bert. Our goals for 2004 are focused on successful marketing of core and premium MGB Eclipse products to the research community, and introduction and launch of our initial diagnostic products. Our success in the research market can be measured by increasing


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revenues and a growing list of key accounts for our MGB Eclipse by Design product. In diagnostics, we should be measured by product introductions and acquisitions of key laboratory customers, with initial revenues commencing in the second half of the year, leading to significant revenue streams in 2005.

                        Selected benchmarks include a gradual ramp in our sales organization to a staffing level of approximately eight by year end, signing on additional MGB Eclipse by Design premium customers throughout the year, driving significant overall growth in research product revenues as the effects of the marketing infrastructure investment kick in, launching our initial menu of 20 ASRs by the end of the first half, adoption of our ASR products by leading clinical labs, and continuing to capture value for Epoch technology and research diagnostic industrial and defense markets through licensing activities.

                        We will also continue our tradition of carefully managing expenses, as well as opportunistically capturing contract research and licensing revenues from our technologies, consistent with our strategy of securing multiple revenue streams as a risk reduction strategy.

                        Finally, as Bert emphasized a few minutes ago, we've not altered our commitment to rapidly achieving sustained profitability. Our decision to invest in marketing and sales activities postpones the achievement of that goal somewhat, but it enhances our ability to sustain and grow profits once they're achieved.

                        Bert and I would now like to open up the call to questions Operator.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, you may press one followed by four on your touchtone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask if you're using a speakerphone to please pick up your handset to provide optimum sound quality. Once again, to ask your question, you may press one followed by four on your touchtone telephone at this time. Please hold while we poll for questions. Your first question is coming from Howard Feldman of ACN Securities. Please state your question.

HOWARD FELDMAN: Good morning Bill.

DR. WILLIAM GERBER: Hey Howard.

HOWARD FELDMAN: I'd like you to expand for myself as well as other listeners, on the profitability of the probes for diagnostics versus research.

DR. WILLIAM GERBER: Sure. Well I think I've talked to some of our investors and potential investors, and offered sort of this comparison. Currently, if we sell a couple of primers and a probe to a researcher who orders a product over the Internet, we price that product at about 300 to 500 dollars. And we ship them enough material to do about 5,000 reactions. So you can do the math on that for how much it costs them per reaction. At 500 dollars for 5,000 reactions, that would be about ten cents an assay. In the diagnostic space, we're anticipating that our average selling price of these products will be between ten and 15 dollars per reaction. So as you can see, there's just a huge increase in profitability as you move from the research market, even the premium price research market to diagnostics. And it has all to do with the value of the information.


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HOWARD FELDMAN: I have a follow up question for you Bill. Can you hear me?

DR. WILLIAM GERBER: Yeah, go ahead.

HOWARD FELDMAN: The PIPE, did it go to one investor, were there a number of investors, and were there people that would turn down to invest?

DR. WILLIAM GERBER: It went to a number of investors. We had six in the deal, and it was a very fluid situation. So Howard, the answer to your question is that some people were initially told they couldn't get as much as they wanted, and then as things went back and forth, we eventually filled it, and everybody was comfortable. But there are six investors, good lead, and solid institutions.

HOWARD FELDMAN: Thank you.

OPERATOR: Once again ladies and gentlemen, if you do have a question, you may press one followed by four on your touchtone telephone at this time. I'm showing no further questions at this time. I would like to turn the floor back over to Dr. Gerber for any further or closing comments.

DR. WILLIAM GERBER: We obviously want to thank everybody for joining the call today, and for those of you, and as many of you are interested in my analysis of how the stock performance is going to be driven this year, I would say this. It's going to be news flow in the first six months, and revenue flow in the second six months. I look forward to and am excited to the year ahead, and look forward to reporting our progress to you.

Thanks Operator.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time, and have a wonderful day.


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